EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 2, 2008, Heartland Payment Systems, Inc. (“the Company”) and Alliance Data Network Services LLC (“Alliance Data Network Services” or “Seller”), entered into a Membership Interest and Asset Purchase Agreement (the “Agreement”), under which the Company acquired substantially all of the assets of the network services business unit (the “Network Services Business”) of Seller (“the Acquisition”). Pursuant to the terms of the Agreement, the Company acquired from Seller the Network Services Business, including tangible personal property, intellectual property, licenses, contracts, the issued and outstanding equity securities of Alliance Data Network Services and related assets, and assumed certain liabilities of Seller related to the Network Services Business, for a cash payment of $77.5 million plus the net working capital of the Network Services Business on the closing date. The Acquisition closed as of May 31, 2008.

The Network Services Business is a provider of payment processing solutions, serving a variety of industries such as petroleum, convenience store, parking and retail. Services include payment processing, prepaid services, POS terminal, helpdesk services and merchant bankcard services.

The following unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of the Company and the historical balance sheet of the Network Services Business as of March 31, 2008, giving effect to the Acquisition as if it had been consummated on March 31, 2008. The following unaudited pro forma condensed combined statements of income and comprehensive income for the three-month period ended March 31, 2008 and the twelve-month period ended December 31, 2007 combine the condensed consolidated statement of income and comprehensive income of the Company and the statements of operations of Network Services Business for the three-month period ended March 31, 2008 and the twelve-month period ended December 31, 2007, giving effect to the Acquisition as if it had occurred at January 1, 2007. The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the acquisition.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical financial statements, related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and quarterly report filed on Form 10-Q for the three months ended March 31, 2008, and the Network Services Business’ audited and unaudited financial statements and related notes, and other financial information included elsewhere in this Current Report on Form 8-K. The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined income statement. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The Company and Network Services Business did not maintain direct historical relationships prior to the acquisition. Accordingly, no pro forma adjustments were required to eliminate activities among the Company and the Network Services Business.

The acquisition will be accounted for under the purchase method of accounting. Under this method, the fair values of the Network Services Business’ assets acquired and the liabilities assumed are estimated at the Acquisition consummation date. The historical amounts of the Network Services Business’ assets and liabilities are then adjusted to such fair values and these fair values are added to the Company’s balance sheet. The pro forma fair value adjustments are preliminary, based on estimates, and may be adjusted in accordance with Statement of Financial Accounting Standards No. 141(“SFAS No. 141”), Business Combinations, as more information becomes available. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2008

(in thousands)

	Heartland	Network Services	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$32,501	$319	$(92,457	)(a)	$15,363
			75,000	(e)
Funds held for payroll customers	26,761	—	—		26,761
Receivables, net	124,044	17,646	(141	)(b)	141,549
Investments held to maturity	1,132	—	—		1,132
Inventory	4,923	3,465	—		8,388
Prepaid expenses and other current assets	3,431	780	—		4,211
Current tax asset	692	—	—		692
Current deferred tax assets, net	831	194	(194	)(c)	831

Total current assets	194,315	22,404			198,927
Capitalized customer acquisition costs, net	73,143	4,822	(4,822	)(b)	73,143
Deferred tax assets, net	3,187	—	—		3,187
Property and equipment, net	51,231	5,113	(3,304	)(b)	53,040
Goodwill	14,542	22,901	44,845	(b)	59,387
			(22,901	)(c)
Intangible assets	1,455	10,392	33,372	(b)	34,827
			(10,392	)(c)
Deposits and other assets, net	164	—	—		164

Total assets	$338,037	$65,632			$422,675

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$68,042	$—	$—		$68,042
Accounts payable	18,655	475	—		19,130
Deposits held for payroll customers	26,761	—	—		26,761
Current portion of borrowings	—	—	54,167	(d)	54,167
Current portion of accrued buyout liability	11,023	—	—		11,023
Merchant deposits and loss reserves	15,783	—	—		15,783
Accrued expenses and other liabilities	14,111	8,452	1,732	(a)	23,274
			(1,021	)(b)

Total current liabilities	154,375	8,927			218,180
Reserve for unrecognized tax benefits	1,188	—	—		1,188
Deferred tax liability	—	25,314	(25,314	)(c)	—
Long-term portion of borrowings	—	—	20,833	(d)	20,833
Long-term portion of accrued buyout liability	28,203	—	—		28,203

Total liabilities	183,766	34,241			268,404

Commitments and contingencies
Alliance Data Systems net investment	—	31,391	(31,391	)(f)	—
Stockholders’ equity
Common Stock	38	—	—		38
Additional paid-in capital	163,249	—	—		163,249
Accumulated other comprehensive loss	(300)	—	—		(300)
(Accumulated deficit) Retained earnings	(8,716)	—	—		(8,716)

Total stockholders’ equity	154,271	—			154,271

Total liabilities and stockholders’ equity	$338,037	$65,632			$422,675

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income

and

Comprehensive Income

Three Months Ended March 31, 2008

(in thousands, expect per share data)

	Heartland	Network Services	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$339,619	$26,891	$428	(c)	$366,938

Costs of Services:
Interchange	245,277	—	—		245,277
Dues and assessments	12,342	—	—		12,342
Processing and servicing	36,929	18,561	—		55,490
Customer acquisition costs	11,450	—	—		11,450
Depreciation and amortization	1,910	1,528	1,284	(a)	4,750
			28	(b)

Total costs of services	307,908	20,089	1,312		329,309
General and administrative	17,174	6,130	—		23,304

Total expenses	325,082	26,219	1,312		352,613

Income from operations	14,537	672	(884)		14,325

Other income (expense):
Interest income	300	299	—		599
Interest expense	(346)	—	(1,187	)(d)	(1,533)
Loss on investment	(103)	—	—		(103)
Other, net	23	—	—		23

Total other income (expense)	(126)	299	(1,187)		(1,014)

Income before income taxes	14,411	971	(2,071)		13,311
Income tax provision (benefit)	5,434	328	(781	)(e)	4,981

Net income	$8,977	$643	$(1,290)		$8,330

Net income	$8,977	$643	$(1,290)		$8,330
Other comprehensive income:
Unrealized gains on investments, net of income tax of $12	21	—	—		21
Foreign currency translation adjustment, net of income tax of $(161)	(259)	—	—		(259)

Comprehensive income	$8,739	$643	$(1,290)		$8,092

Earnings per common share:
Basic	$0.24				$0.22
Diluted	$0.23				$0.21

Weighted average number of common shares outstanding:
Basic	37,542				37,542
Diluted	38,863				38,863

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income

and

Comprehensive Income

Year Ended December 31, 2007

(in thousands, expect per share data)

	Heartland	Network Services	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$1,313,846	$128,739	$1,092	(c)	$1,443,677

Costs of Services:
Interchange	962,025	—	—		962,025
Dues and assessments	48,529	—	—		48,529
Processing and servicing	135,120	92,747	—		227,867
Customer acquisition costs	44,193	—			44,193
Depreciation and amortization	6,806	6,482	5,137	(a)	18,800
			375	(b)

Total costs of services	1,196,673	99,229	5,512		1,301,414
General and administrative	57,404	26,206	—		83,610

Total expenses	1,254,077	125,435	5,512		1,385,024

Income from operations	59,769	3,304	(4,420)		58,653

Other income (expense):
Interest income	1,934	3,676	—		5,610
Interest expense	(785)	—	(5,829	)(d)	(6,614)
Loss on investment	(1,650)	—	—		(1,650)
Exit costs for Service Center	(1,267)	—	—		(1,267)
Other, net	(841)	—	—		(841)

Total other income (expense)	(2,609)	3,676	(5,829)		(4,762)

Income before income taxes	57,160	6,980	(10,249)		53,891
Provision for income taxes	21,290	2,476	(3,813	)(e)	19,953

Net income	$35,870	$4,504	$(6,436)		$33,938

Net income	$35,870	$4,504	$(6,436)		$33,938
Other comprehensive income:
Unrealized gains on investments, net of income tax of $(25)	(41)	—	—		(41)

Comprehensive income	$35,829	$4,504	$(6,436)		$33,897

Earnings per common share:
Basic	$0.95				$0.90
Diluted	$0.90				$0.85

Weighted average number of common shares outstanding:
Basic	37,676				37,676
Diluted	39,980				39,980

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

The Company has accounted for the acquisition of the Network Services Business as a purchase business combination under the provisions of Statement of Financial Accounting Standards No. 141(“SFAS No. 141”), Business Combinations. The accompanying unaudited pro forma condensed combined balance sheet reflects the acquisition costs of the Network Services Business as outlined in Note 2(a) below. The acquisition costs include the cash purchase price paid, plus estimated direct transaction costs. The actual amount of future adjustments, if any, will be recognized as an adjustment to the acquisition cost in the period in which the adjustments are recorded. The purchase price allocation as outlined in Note 2(b) has not been finalized and is subject to change upon completion of appraisals of tangible and intangible assets. The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed combined balance sheet has been prepared as if the Acquisition was consummated on March 31, 2008 with respect to the unaudited pro forma condensed combined balance sheet. The following pro forma adjustments were made:

(a) To record cash consideration paid in the Acquisition and transaction costs (in thousands):

Cash – payment for base purchase price	$77,500
Cash – payment for net working capital	14,957

Total cash payment	92,457
Transaction costs	1,732

Total acquisition costs	$94,189

(b) To reflect the allocation of the total acquisition costs to the acquired assets and liabilities of the Network Services Business as of March 31, 2008 (in thousands):

	Allocation of Purchase Price	Carrying Value	Adjustments
Net fair value of assets acquired and liabilities assumed:
Cash	$319	$319	$—
Receivables	17,505	17,646	(141)
Other current assets	4,245	4,245	—
Capitalized customer acquisition costs	—	4,822	(4,822)
Property and equipment	1,809	5,113	(3,304)
Intangible assets – pre acquisition	—	10,392	(10,392	)(c)
Goodwill – pre acquisition	—	22,901	(22,901	)(c)
Accrued expenses and other liabilities	(7,906)	(8,927)	1,021
Deferred income taxes, net	—	(25,120)	25,120	(c)

Total net assets acquired	15,972

Intangible assets acquired:
Customer relationships	25,372
Software	7,500
Non-competition agreement	500

Total intangible assets	33,372

Goodwill	44,845

Total acquisition costs	$94,189

The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions which are subject to change upon the finalization of the valuation.

Of the total estimated purchase price, a preliminary estimate of approximately $16.0 million was allocated to net assets acquired. Net assets were generally valued at their respective carrying amounts, which management believes approximate fair value, except for adjustments to receivables, property and equipment, accrued expenses, capitalized customer acquisition costs and pre-acquisition intangible assets and goodwill. The carrying value of the Network Services Business historical capitalized customer acquisition costs have been revalued and included in the customer relationships intangible asset.

Approximately $33.4 million was allocated to acquired identifiable intangible assets. The value of identifiable intangible assets was derived from the present value of estimated future benefits from the various intangible assets acquired.

Of the total estimated purchase price, approximately $44.8 million was allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired, including intangible assets. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the future, if the Company determines that the value of the goodwill has become impaired, an accounting charge for the amount of the impairment would be recorded in the quarter in which such determination is made.

(c) To eliminate Network Services Business pre-acquisition intangible assets, goodwill and deferred taxes.

(d) To reflect borrowings incurred by the Company to finance the purchase price (in thousands):

Current portion of borrowings	$54,167
Long-term portion of borrowings	20,833

$75,000

(e) To reflect cash inflow from proceeds of borrowings incurred by the Company to finance the purchase price.

(f) To eliminate the Alliance Data Systems net investment in the Network Services Business.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

The accompanying unaudited pro forma condensed combined statements of income and comprehensive income have been prepared as if the Acquisition was consummated as January 1, 2007 with respect to the unaudited pro forma condensed combined statements of income and comprehensive income. Pro forma adjustments were made to reflect:

(a)	Amortization of acquired intangible assets based on the straight-line method of amortization and using the amortization periods as follows (in thousands):

			Pro Forma Amortization Adjustment
	Intangible Asset Amount	Amortization Period (in months)	Three Months Ended March 31, 2008	Twelve Months Ended December 31, 2007
Customer relationships	$25,372	120	$634	$2,537
Software	7,500	36	625	2,500
Non-competition agreement	500	60	25	100

Total intangible assets	$33,372		$1,284	$5,137

In accordance with the provisions of SFAS No. 142, goodwill resulting from the Acquisition is not amortized.

(b)	Additional depreciation resulting from increased basis of property and equipment acquired based on estimated useful lives of 12 to 36 months.

(c)	To eliminate Network Services Business’ historical amortization expense on its capitalized customer acquisition costs as that asset has been revalued and included in the customer relationships intangible asset.

(d)	This adjustment represents an increase in interest expense resulting from the total estimated cash consideration paid in the Acquisition of $92.5 million. Of that total purchase price, $50.0 million was financed under a revolving credit facility at the average six-month LIBOR interest rate plus 50 basis points, $25.0 million was financed under a term loan at the average six-month LIBOR interest rate plus 75 basis points, and the balance was financed with available cash using the average prime rate of interest as a cost of funds.

(e)	To adjust income tax expense for pro forma income statement adjustments at the Company’s effective tax rate.